MALONE & BAILEY, PC
CERTIFIED PUBLIC ACCOUNTANTS

December 18, 2006

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: ACIES Corporation

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on December 18, 2006 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

Registered Public Company Accounting Oversight Board
AICPA Center for Public Company Audit Firms
Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042
(713) 266-0530 – voice | (713) 266-1815 – fax | www.malone-bailey.com